EXHIBIT 99.1

Contact:	Jacob Inbar
President and Chief Executive Officer
(805) 388-1345, Ext. 201

FOR IMMEDIATE RELEASE

AML COMMUNICATIONS RECEIVES $1.0 MILLION ORDER

COMPANY SUCCESFULLY COMPLETES AUDIT ON $2.6 MILLION ORDER PREVIOUSLY ANNOUNCED

                CAMARILLO, California – March 26, 2008

AML Communications, Inc. (AMLJ.OB) today announced it has received a $1 Million order from the Raytheon Company. The order covers procurement of long lead-time material to support high volume manufacturing to follow. Upon conclusion of the material purchase phase, a follow-up order of an additional $1 Million is expected. This order is the beginning of volume production for a 5 year program previously announced on June 30, 2005. The value of the program when all options are exercised is $30 Million.

In reference to a $2.6 Million order previously announced on September 4, 2007, the audit mentioned in the release was completed and did not result in a material price adjustment. The delivery of this order proceeds on schedule with completion estimated on or before January 2009.

AML Communications is a designer, manufacturer and marketer of amplifiers and integrated assemblies that address the Defense Electronic Warfare Markets. The Company’s Web site is located at http://www.amlj.com

Mica-Tech, Inc., a subsidiary of the Company, designs, manufactures, and markets an intelligent satellite communication system to provide Supervisory Control And Data Acquisition (SCADA) of the electric power grid. The Mica-Tech website is located at http://www.mica-tech.com/

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, the Company’s views on future profitability, commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by words such as ``thinks,’’ ``anticipates,’’ ``believes,’’ ``estimates,’’ ``expects,’’ ``intends,’’ ``plans,’’, “schedules”,  and similar words.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers including, in particular defense customers; general economic conditions; the limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the wireless communications industry; and intensely competitive industry conditions with increasing price competition.  The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.